Exhibit 10.4

Raven Kopelman
2980 152A St.
Surrey, BC
V4P 1G7

June 12, 2008

InsightfulMind Learning, Inc.
#300 – 1055 W. Hastings St.
Vancouver, BC
V6E 2E9

Re: Letter of Engagement for Fiscal 2009

Dear Board of Directors:

This letter is to confirm my understanding of the terms and objectives of my engagement as Chief Programmer of InsightfulMind Learning, Inc. (the “Corporation”).

Since the Corporation’s inception, as Chief Programmer I have been responsible for implementing and maintaining the course platform including interfacing with contractors as necessary. I shall continue with this responsibility. Additionally, since inception, I have been responsible for overall Information Technology (IT) decisions for the Corporation, and I shall continue with this responsibility as well.

I report directly to the Chief Executive Officer (CEO), and submit to him, for review and approval, designs and plans covering all aspects of the Corporation’s IT infrastructure development, as well as its administration.

As Chief Programmer, I dedicate approximately 2 hours per month to the maintenance of the existing IT infrastructure including the corporate and course platform websites, and shall continue to do so. My hours are increased as needed when enhancements or emergency repairs are required. As part of the Corporation’s recently adopted Internal Control Plan, on a biweekly basis, I submit to the CEO, for his review and approval, summaries and details of the time I spend performing my duties.

The compensation I receive to serve as Chief Programmer is a rate of CDN $25 per hour.

Sincerely,

By: RAVEN KOPELMAN
Raven Kopelman
Chief Programmer

InsightfulMind Learning, Inc.

ACCEPTED by the Board of Directors of InsightfulMind Learning, Inc., June 12, 2008:

By: JEFF THACHUK	By: RAVEN KOPELMAN
Jeff Thachuk	Raven Kopelman

By: KEN BOGAS	By: DAVE HOLMES
Ken Bogas	Dave Holmes